Exhibit 99.1

Poseida Therapeutics Reports Operational Update and Financial Results for Second Quarter and First Half of 2020

SAN DIEGO, August 20, 2020 — Poseida Therapeutics, Inc. (Nasdaq: PSTX), a clinical-stage biopharmaceutical company utilizing proprietary gene engineering platform technologies to create cell and gene therapeutics with the capacity to cure, today announced an operational update and financial results for the quarter ended June 30, 2020.

“The first half of 2020 marked an important milestone in the growth of Poseida as we raised capital through a Series D preferred stock financing and prepared for our initial public offering,” said Eric Ostertag, M.D., Ph.D., Chief Executive Officer of Poseida. “During our transition to a publicly traded company, we have maintained focus on research innovation and advancement of our clinical programs.”

Operational Updates

Series D Financing and Initial Public Offering

In the second quarter, the Company raised net proceeds of $104.1 million in a Series D preferred stock financing led by funds advised by Fidelity Management Research Company, LLC. Following the end of the second quarter, the Company completed an initial public offering (IPO), raising net proceeds of $204.8 million.  The capital raised in the Series D financing and IPO put the Company in a strong financial position to advance its clinical trials and pre-clinical studies and continue research and development in the Company’s cell and gene therapy programs.

Completion of Internal GMP Pilot Plant

Construction on the Company’s GMP pilot manufacturing facility adjacent to its San Diego headquarters was completed on schedule. The facility will be used to develop and manufacture preclinical materials and clinical supplies for certain of the Company’s Phase 1 and Phase 2 trials, increasing the Company’s capabilities and flexibility.

Initial Data Presentation from Expanded Phase 1 P-BCMA-101 Clinical Trial

The Company will provide an initial presentation of certain manufacturing improvements and related clinical data for the expanded Phase 1 P-BCMA-101 clinical trial for patients with multiple myeloma with a late breaking abstract by CEO, Eric Ostertag, to be presented at the CAR-TCR Digital Week virtual meeting on September 16, 2020.

Program Updates

P-BCMA-101

The Company’s most advanced product candidate, P-BCMA-101, is an autologous CAR-T therapy which is currently enrolling in an expanded Phase 1 clinical trial for the treatment of patients with relapsed/refractory multiple myeloma to inform the potentially registrational Phase 2 clinical trial.

P-PSMA-101

The Company’s second product candidate, P-PSMA-101, is a solid tumor autologous CAR-T product candidate being developed to treat patients with metastatic castrate resistant prostate cancer and started enrollment in May of 2020. On August 17, 2020 the Company announced that the clinical trial for P-PSMA-101 in metastatic castrate resistant prostate cancer was placed on clinical hold by the FDA following a patient death.  The Company’s assessment of the event and evaluation of next steps is ongoing, including working with the FDA toward the objective of resuming the clinical trial.

P-BCMA-ALLO1

The Company’s first allogeneic CAR-T product candidate, P-BCMA-ALLO1 is in development for the treatment of relapsed/refractory multiple myeloma and is designed to be fully allogeneic, with genetic edits to eliminate or reduce both host-vs-graft and graft-vs-host alloreactivity. The program is proceeding with an expected IND filing in late 2020 or early 2021.

P-MUC1C-ALLO1

This allogeneic CAR-T product candidate is in preclinical development for solid tumor indications with the potential to treat a wide range of solid tumors. The program is proceeding with an expected IND filing and initiation of a Phase 1 clinical trial in 2021.

P-OTC-101 Gene Therapy Program

P-OTC-101 is the Company’s first liver-directed gene therapy program for in vivo treatment of urea cycle disease caused by congenital mutations in the OTC gene with a high unmet medical need.  The program is proceeding with an expected IND submission in late 2021 or early 2022.

Financial Results

Research and Development Expenses

Research and development expenses were $25.2 million for the three months ended June 30, 2020, compared to $16.9 million for the same period in 2019. For the six months ended June 30, 2020, research and development expenses were $48.6 million, compared to $25.5 million for the same period in 2019. The increase in both periods was primarily due to increased headcount, external costs related to preclinical programs and clinical stage programs, including the ongoing P-BCMA-101 and P-PSMA-101 clinical trials.

General and Administrative Expenses

General and administrative expenses were $4.2 million for the three months ended June 30, 2020, compared to $4.0 million for the same period in 2019, with the increase primarily due to increased headcount. General and administrative expenses were $9.1 million for the six months ended June 30, 2020, compared to $10.4 million for the same period in 2019. The decrease was primarily due to a decrease in facility expense related to lease termination costs.

Net Losses

Net losses were $30.4 million and $59.2 million for the three and six months ended June 30, 2020, respectively, and $28.6 million and $42.0 million for the three and six months ended June 30, 2019, respectively.

Cash Position

As of June 30, 2020, we had cash, cash equivalents and short-term investments of $167.1 million. Net proceeds from the Company’s IPO which closed in July 2020 were $204.8 million.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is a clinical-stage biopharmaceutical company dedicated to utilizing our proprietary gene engineering platform technologies to create next generation cell and gene therapeutics with the capacity to cure. We have discovered and are developing a broad portfolio of product candidates in a variety of indications based on our core proprietary platforms, including our non-viral piggyBac® DNA Modification System, Cas-CLOVER™ site-specific gene editing system and nanoparticle- and AAV-based gene delivery technologies. Our core platform technologies have utility, either alone or in combination, across many cell and gene therapeutic modalities and enable us to engineer our wholly-owned portfolio of product candidates that are designed to overcome the primary limitations of current generation cell and gene therapeutics.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the potential benefits of Poseida’s technology platforms and product candidates, Poseida’s plans and strategy with respect to developing its technologies and product candidates, expected manufacturing activities and the timing thereof and estimated cash runway. These forward-looking statements are based upon Poseida’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry, the potential for unexpected cash requirements and the other risks described in Poseida’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Poseida undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Poseida Therapeutics, Inc.

Selected Financial Data

(Unaudited)

(In thousands, except share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$25,210	$16,881	$48,625	$25,493
General and administrative	4,236	4,042	9,090	10,442
Increase in contingent consideration	—	7,420	—	5,623
Total operating expenses	29,446	28,343	57,715	41,558
Loss from operations	(29,446)	(28,343)	(57,715)	(41,558)
Other income (expense):
Interest expense	(892)	(903)	(1,806)	(1,698)
Other income (expense), net	(90)	619	309	1,295
Net loss before income tax	(30,428)	(28,627)	(59,212)	(41,961)
Income tax benefit	—	—	—	—
Net loss	$(30,428)	$(28,627)	$(59,212)	$(41,961)
Net loss per share attributable to common stockholders, basic and diluted	$(2.28)	$(2.32)	$(4.44)	$(3.41)
Weighted-average shares of common stock, basic and diluted	13,370,763	12,320,960	13,346,672	12,305,874

SELECTED BALANCE SHEET DATA

	June 30, 2020	December 31, 2019
Cash, cash equivalents and short-term investments	$167,131	$125,318
Total assets	226,352	146,996
Total liabilities	105,342	74,334
Convertible preferred stock	326,313	222,173
Total stockholders’ (deficit)	(205,303)	(149,511)

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Contact:

Marcy Graham

VP, Corporate Affairs

Poseida Therapeutics, Inc.

858-779-3108